STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of January 27, 2009, by and between Piramal Healthcare, Inc. (“Purchaser”), a Delaware corporation and a direct wholly-owned subsidiary of Piramal Healthcare Limited, an Indian public limited company, and RxElite, Inc., a Delaware corporation (“Seller”).

RECITALS:

WHEREAS, Seller owns 100% of the issued and outstanding capital stock (the “Shares”) of RxElite Holdings Inc., a Delaware corporation (the “Acquired Company”); and

WHEREAS, Seller, through ownership of the Acquired Company, is engaged in the marketing and distribution of generic inhalation anesthetics for use in connection with human and veterinary procedures (the “Business”); and

WHEREAS, Purchaser is the holder of a junior secured promissory note of Seller in the original principal amount of $3.0 million, pursuant to a Loan and Security Agreement, dated as of May 30, 2008 (the “Purchaser Loan”), between Purchaser and Seller; and

WHEREAS, Castlerigg Master Investments, Ltd. (the “Senior Lender”) is the holder of a senior secured promissory note of Seller in the original principal amount of $10.5 million, as to which the Purchaser Loan is fully and unconditionally subordinated, secured on a senior basis to the Purchaser Loan, by substantially all of the assets and properties of Seller, including of the Acquired Company; and

WHEREAS, Seller wishes to sell the Shares to Purchaser, and Purchaser wishes to purchase the Shares, in order to acquire the Business, subject, in all cases, to the consent of the Senior Lender, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and other agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto covenant and agree as follows:

ARTICLE I
DEFINITIONS

1.1	Defined Terms.

As used in this Agreement, the following defined terms shall have the meanings indicated below:

“Acquired Company” has the meaning set forth in the Recitals.

“Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified; provided, however, “Affiliate” shall not include officers, directors or stockholders of Seller, or the officers and directors of the Acquired Company. For purposes of this definition, “control” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” means this Stock Purchase Agreement, as from time to time amended, modified or supplemented in accordance with its terms, including the Exhibits and Schedules attached hereto.

“Assigned Contracts” has the meaning set forth in Section 2.4.

“Balance Sheet Date” means January 18, 2009.

“Books and Records” means all existing employee, accounting, business, marketing, corporate and other files, documents, instruments, papers, books and records, including financial statements, budgets, ledgers, journals, deeds, titles, policies, manuals, minute books, stock certificates and books, equity transfer ledgers, contracts, franchises, permits, supplier lists, reports, computer files and data, retrieval programs and operating data or plans.

“Business” has the meaning set forth in the Recitals.

“Business Day” means a day other than Saturday, Sunday, or any day on which the principal commercial banks located in the State of Delaware or the State of New York are authorized or obligated to close under the Laws of such states.

“Claim” has the meaning set forth in Section 7.5(a).

“Closing Date” has the meaning set forth in Section 2.3.

“Closing Balance Sheet” means the balance sheet of the Company dated as the Balance Sheet Date.  Within the Closing Balance Sheet, “column one” shall mean the first column entitled “RxElite, Inc. as of January 18, 2009” and “column three” shall mean the third column entitled “Rx Holdings as of January 18, 2009.”

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company Plans” means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and each stock purchase, stock option, other stock-based, severance, change-in-control, disability, vacation, holiday, sick leave, fringe benefit, bonus, incentive, deferred compensation, welfare and other employee benefit plan, program, policy or other arrangement; and any employment (including severance and change of control) agreement; whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise); whether formal or informal, oral or written; under which any employee or former employee or director (or dependent or beneficiary thereof) of the Acquired Company has any present or future right to benefits or which has been sponsored, contributed to or maintained by the Acquired Company.

“Constituent Documents” means, for any corporation, partnership, limited partnership, limited liability company or other organization, its Certificate of Incorporation, bylaws, partnership agreement, operating agreement, certificate of limited partnership, certificate of formation and other similar formation and governance documents, each as amended to the relevant date.

“Contract” means any agreement, lease, license, sublicense, promissory note, evidence of indebtedness, or other contract (i) to which Seller or the Acquired Company is a party and (ii) either (A) binds any assets of the Acquired Company or (B) relates to the Business as of the Closing Date.

“Controlled Group Member” means any entity (whether or not incorporated) other than the Seller and the Acquired Company that, together with the Seller and Acquired Company, is considered under common control and treated as one employer under Section 414(b), (c), (m) or (o) of the Code.

“Court Order” means any judgment, order, award or decree of any federal, state, local or other court or judicial or quasi-judicial tribunal and any award in any binding arbitration proceeding.

“Damages” means any and all damages, claims, costs, fines, fees, expenses, Taxes, penalties, interest obligations and deficiencies (including reasonable attorneys’ fees and other necessary expenses of litigation).  Notwithstanding anything in this Agreement to the contrary, neither party nor any Affiliate thereof shall be liable for any consequential, incidental, special or punitive damages.

“Encumbrance” means any mortgage, pledge, assessment, security interest, lease, sublease, lien, adverse claim, levy, right of way, easement, covenant, charge or other encumbrance of any kind, or any conditional sale contract, title retention contract, or other agreement, arrangement or understanding to give or to refrain from giving any of the foregoing.

“Equity Security” and “equity interest” mean any “equity security” as such term is defined in the Exchange Act.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Account” has the meaning set forth in Section 2.2(b)(ii).

“Escrow Agreement” means the Escrow Agreement of even date herewith by and among Seller, Purchaser and Citibank, N.A.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Assets” has the meaning set forth in Exhibit A and are excluded from the transaction in connection with the Reorganization.

“Excluded Contracts” has the meaning set forth in Exhibit B and are excluded from the transaction in connection with the Reorganization.

“Excluded Liabilities” has the meaning set forth in Exhibit B and are excluded from the transaction in connection with the Reorganization.

“Excluded Payables” has the meaning set forth in Exhibit B and are excluded from the transaction in connection with the Reorganization.

“GAAP” means accounting principles generally accepted in the United States of America, as consistently applied by the Acquired Company.

“Governmental Authority” means any national, state or local government; any political subdivision thereof; any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, department, bureau, commission or entity; any entity that contracts with a governmental entity to administer or assist in the administration of a government program; or any arbitrator with authority to bind a party at law.

“Indemnifying Party” has the meaning set forth in Section 7.5(a).

“Indemnitee” has the meaning set forth in Section 7.5(a).

“Intellectual Property” has the meaning set forth in Section 3.13.

“IRS” has the meaning set forth in Section 6.4(d).

“Knowledge” shall mean, with respect to a particular fact or other matter: (a) actual awareness of such fact or other matter; or (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.  A Person (other than an individual) will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, knowledge of such fact or other matter.

“Laws” means all statutes, laws, ordinances, regulations and other pronouncements of any Governmental Authority having the effect of law of the United States, any state or commonwealth of the United States, or any city, county, municipality, department, commission, board, bureau, agency or instrumentality thereof.

“Liabilities” has the meaning set forth in Exhibit B.

“Material Contracts” shall have the meaning set forth in Section 3.8(a).

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA.

“Permits” means all licenses, permits, franchises, rights, registrations, approvals, authorizations, consents, waivers, exemptions, releases, certificates of need, variances or orders of, or filings with, or otherwise issued by, any Governmental Authority that relate to the Business.

“Permitted Encumbrance” means (a) any Encumbrance for Taxes or other governmental charges or assessments which are not delinquent, (b) any Encumbrance of any landlord, carrier, warehouseman, mechanic or materialman and any like Encumbrance arising in the ordinary course of business for sums that are not delinquent more than thirty (30) days, (c) Laws regulating the use or enjoyment of the applicable property, (d) all pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security, (e) with respect to any leased Real Property, Encumbrances which encumber the fee interest in such property, and (f) any Encumbrance due and owing to Purchaser and its Affiliates or to Minrad International, Inc. and its Affiliates.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, union, association, court, agency, government, tribunal, instrumentality, commission, arbitrator, board, bureau or other entity or authority.

“Pre-Closing Period” has the meaning set forth in Section 6.4(a)(i).

“Prohibited Activities” has the meaning set forth in Section 5.1(a).

“Purchase Price” has the meaning set forth in Section 2.2.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Indemnitee” has the meaning set forth in Section 7.2.

“Purchaser Loan” has the meaning set forth in the Recitals.

“Real Property” means all real property that is occupied or used in connection with the operation of the Business other than the Excluded Assets, including the real property and real property interests set forth on Schedule 3.9(a).

“Reorganization”  has the meaning set forth in Section 2.4.

“Retained Assets” has the meaning set forth in Exhibit A.

“Retained Contracts” has the meaning set forth in Exhibit A.

“Retained Liabilities” has the meaning set forth in Exhibit B.

“Section 1.1502-95 Election” has the meaning set forth in Section 6.4(f).

“Section 338 Election” has the meaning set forth in Section 6.4(d).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Selected Accounting Firm” means an accounting or consulting firm of recognized national standing acceptable to Purchaser and Seller.

“Seller” has the meaning set forth in the Preamble.

“Seller Affiliated Group” means the affiliated group of corporations (as defined in Section 1504(a) of the Code) of which Seller is the parent.

“Senior Lender” has the meaning set forth in the Recitals.

“Seller Indemnitee” has the meaning set forth in Section 7.3.

“Shares” has the meaning set forth in the Recitals.

“Straddle Period” has the meaning set forth in Section 6.4(a)(ii).

“Survival Period” has the meaning set forth in Section 7.1.

“Tax” shall mean all taxes, charges, fees, levies, imposts, duties, and other assessments, including any income, alternative minimum or add-on tax, estimated, gross income, gross receipts, sales, use, transfer, transactions, intangibles, ad valorem, value-added, franchise, registration, title, license, capital, paid-up capital, profits, withholding, employee withholding, payroll, worker’s compensation, unemployment insurance, social security, employment, excise, severance, stamp, transfer occupation, premium, recording, real property, personal property, commercial rent, environmental or windfall profit tax, custom, duty or other tax, fee or other like assessment or charge of any kind whatsoever, together with any interest, penalties, related liabilities, fines or additions to Tax that may become payable in respect thereof imposed by any country, any state, county, provincial or local government or subdivision or agency thereof.

“Tax Adjustment” has the meaning set forth in Section 6.4(d).

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tax Statement” has the meaning set forth in Section 6.4(a)(ii).

“Territory” has the meaning set forth in Section 5.1(a)(i).

1.2           Interpretation.  The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, Exhibits and Schedules of this Agreement unless otherwise specified.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and, as appropriate, to the masculine, feminine and neuter genders of such terms.  Any reference to this Agreement includes any Exhibits or Schedules hereto. References to a Person are also to its permitted successors and assigns.

ARTICLE II
PURCHASE AND SALE; CLOSING

2.1           Sale of the Shares.  On and subject to the terms and conditions set forth in this Agreement, at the closing, Seller shall sell, assign, transfer and deliver to Purchaser, free and clear of all Encumbrances, and Purchaser shall purchase from Seller, the Shares.  At the closing, title to the Shares shall pass to Purchaser, as record and beneficial owner.

2.2          Purchase Price.

(a)           The consideration to be paid by Purchaser for the Shares shall be Four Million One Hundred Fifty-Four Thousand Sixty-Nine Dollars and 30/100 ($4,154,069.30) (the “Purchase Price”).

(b)           The Purchase Price shall be payable as follows:

(i)           an aggregate of Three Million Two Hundred Fifty-Four Thousand Sixty-Nine Dollars and 30/100 ($3,254,069.30) by wire transfer of immediately available funds at closing to an account or accounts designated by Seller; and

(ii)           Nine Hundred Thousand Dollars ($900,000.00) (the “Holdback Amount”) payable by Purchaser to be held in an escrow account (the “Escrow Account”) and disbursed pursuant to the terms of the Escrow Agreement; provided, however, that the Holdback Amount shall be reduced by any amounts owed to or properly payable to Purchaser pursuant to Article VII of this Agreement.

2.3          Closing.  The closing of the transactions contemplated by this Agreement shall be deemed to occur at 11:59 p.m., Central Time, on the Closing Date or at such other time as shall be mutually agreed upon in writing by the parties hereto.  The date on which the closing takes place is referred to herein as the “Closing Date.”

2.4          Reorganization Transactions.  Prior to the Closing Date, Seller shall have caused (a) the Acquired Company to transfer or assign the Excluded Assets and the Excluded Liabilities to Seller or its designated Affiliate, and (b) Seller or one or more of its designated Affiliates to assume the Excluded Assets and the Excluded Liabilities from the Acquired Company.  Prior to the Closing Date, Seller shall have assigned to the Acquired Company (i) the customer contracts related to the Business that are held by Seller and are set forth on Schedule 2.4 (the “Assigned Contracts”), and (ii) the Purchaser Loan.  The transactions described in this Section 2.4 shall be referred to herein as the “Reorganization”.

2.5          Closing Deliveries.  At the closing, the following events will occur:

(a)           Ownership Interests.  Seller will deliver to Purchaser all certificates representing the Shares, such certificates representing the Shares to be duly endorsed by Seller or accompanied by duly executed blank stock powers or other appropriate instruments of conveyance.

(b)           Payment for Shares.  At the closing, Purchaser shall pay the Purchase Price set forth in Section 2.2 in immediately available funds by electronic wire transfer to an account designated by Seller.

(c)           Good Standing Certificates.  Seller shall deliver to Purchaser a good standing certificate issued with respect to Seller and the Acquired Company issued by the Secretary of State of Delaware dated as of a date that is not more than thirty (30) days prior to the Closing Date.  Purchaser shall deliver to Seller a good standing certificate issued with respect to Purchaser issued by the Secretary of State of Delaware dated as of a date that is not more than thirty (30) days prior to the Closing Date.

(d)           Books.  Seller shall deliver to Purchaser the original corporate minute books of the Acquired Company, including true and complete copies of the Constituent Documents of the Acquired Company and other records included in the Business.

(e)           Powers of Attorney.  Seller shall deliver to Purchaser evidence of termination of all powers of attorney between the Acquired Company and any other Person.

(f)           Resignations.  Seller shall deliver to Purchaser resignations, effective as of the Closing Date, of the officers and directors of the Acquired Company.

(g)           FIRPTA Certificate.  Seller shall deliver to Purchaser a certificate of non-foreign status that complies with Treasury Regulation Section 1.1445-2(b)(2).

(h)           Opinion of Delaware Counsel.  Purchaser shall receive an opinion of Delaware counsel in customary form for such opinion, that the purchase of the Shares does not require approval of the shareholders of Seller, and an opinion of counsel acceptable to Purchaser that the execution, delivery and performance of this Agreement and any other material agreement to be entered into by Seller pursuant to the terms of this Agreement have been duly authorized and approved by and on behalf of Seller.

(i)           Secretary’s Certificate.  Purchaser and Seller shall deliver copies of the following, in each case certified as of the Closing Date by a Secretary or an Assistant Secretary:

(1)           resolutions of the respective boards of directors of each party authorizing the execution, delivery and performance of this Agreement and the other agreements that such party is required to execute and deliver pursuant to the terms of this Agreement;

(2)           the signature and incumbency of the officers of such party authorized to execute and deliver this Agreement and the other agreements and certificates that such party is required to deliver pursuant to this Agreement; and

(3)           such party’s Constituent Documents.

(j)           Reorganization Transactions.  Seller shall consummate or cause the Acquired Company to consummate, the reorganization transactions described in Section 2.4.

(k)           Escrow Agreement. Seller and Purchaser shall deliver the fully executed Escrow Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser as follows:

3.1          Organization of Seller.  Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

3.2	Organization and Capitalization of the Acquired Company.

(a)           The Acquired Company (i) is a corporation validly existing and in good standing under the Laws of the State of Delaware and (ii) has the corporate power and authority to own or lease and to operate its assets and to conduct its business as currently conducted.

(b)           The authorized capital of the Acquired Company consists of 100,000,000 shares of common stock, $.00237 par value per share, 14,827,754 shares of which are issued and outstanding as of the date hereof.  The Shares have been duly authorized, validly issued, fully paid and non-assessable.  Except for the Shares, there are no outstanding equity securities of the Acquired Company, including (i) securities that are convertible into or exchangeable for any capital stock, partnership interests or membership interests of the Acquired Company, (ii) contracts, arrangements, commitments or restrictions relating to the issuance, sale, transfer, purchase or obtaining of capital stock or other equity securities of the Acquired Company, or (iii) options, warrants, rights, calls or commitments of any character granted or issued by the Acquired Company governing the issuance of shares of its capital stock.

(c)           (i) Seller has good and marketable title to, and owns, the Shares, beneficially and of record; (ii) the Shares are free of all Encumbrances; (iii) Seller has full voting power over the Shares, subject to no proxy, stockholders’ agreement, voting trust or other agreement relating to the voting of any of the Shares; and (iv) other than this Agreement, there is no agreement between Seller and any other Person with respect to the disposition of the Shares.

(d)           (i) No Person has any preemptive right to purchase any equity interests in the Acquired Company, and (ii) other than the Shares, there are no outstanding equity interests in the Acquired Company giving the owner or holder thereof the right to vote on any matters on which stockholders, partners or members of the Acquired Company may vote.

(e)           The Acquired Company does not directly or indirectly own, of record or beneficially, any equity security of any Person.

3.3	Authorization.

(a)           The execution, delivery and performance by Seller of this Agreement and the other agreements to be entered into by it pursuant to the terms of this Agreement, and the consummation by Seller of the transactions contemplated hereby and thereby, are within Seller’s corporate powers, are not in contravention of the terms of Seller’s Constituent Documents, and have been duly authorized and approved by the board of directors of Seller.  No other corporate proceedings on the part of Seller are necessary to authorize the execution, delivery and performance of this Agreement or any other agreement to be entered into by Seller pursuant to the terms of this Agreement.

(b)           This Agreement has been duly and validly executed and delivered by Seller.  As of the Closing Date, the other agreements to be entered into by Seller and by the Acquired Company pursuant to the terms of this Agreement will have been duly and validly executed and delivered by Seller and the Acquired Company.  This Agreement constitutes (and upon their execution and delivery by Seller and the Acquired Company, the other agreements to be entered into pursuant to the terms of this Agreement by Seller and the Acquired Company will constitute) the legal, valid and binding obligations of Seller and the Acquired Company enforceable against Seller and the Acquired Company in accordance with their respective terms (assuming the valid authorization, execution and delivery hereof and thereof by Purchaser), subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general application relating to or affecting creditors’ rights and to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing.

3.4          No Conflicting Agreements; Consents.  Except as set forth in Schedule 3.4, neither the execution and delivery of this Agreement or any of the other agreements to be entered into by Seller pursuant to the terms of this Agreement nor the consummation of any of the transactions contemplated hereby or thereby will:

(a)           violate, conflict with, result in a breach or termination of the terms, conditions or provisions of, constitute a default under, or entitle any party to terminate or accelerate (i) the Constituent Documents of Seller or the Acquired Company, (ii) any Material Contract, (iii) any Court Order to which Seller or the Acquired Company is a party or by which Seller or the Acquired Company is bound, or (iv) any material requirements of Law affecting Seller;

(b)           result in the creation or imposition of any Encumbrance upon any of the assets of the Acquired Company (except for Permitted Encumbrances); or

(c)           require a permit, approval, consent or authorization from, or the making by Seller of any declaration, filing or registration with, any Governmental Authority, except as provided in Section 6.1.

3.5          Closing Balance Sheet; Accounts Receivable.  Schedule 3.5 sets forth the Closing Balance Sheet of the Acquired Company.  Column three of the Closing Balance Sheet fairly presents in all material respects the financial position of the Acquired Company as of the date indicated after giving effect to the Reorganization.  All accounts receivable in such column three of the Closing Balance Sheet are valid obligations and represent bona fide claims against debtors for sales actually made or services actually performed in the ordinary course of the Business.  There is no contest, claim or right of setoff, other than in the ordinary course of the Business, contained in any agreement with any maker of an account receivable relating to the amount or validity of such account receivable.

3.6	Absence of Undisclosed Liabilities; No Missing Assets.

(a)           Except as disclosed in Schedule 3.6(a), the Acquired Company does not have any material liabilities of any nature (whether accrued, absolute, contingent or otherwise) that are of a type required to be disclosed or reflected in financial statements of the Acquired Company in accordance with GAAP after giving effect to the Reorganization except for (i) liabilities reflected or reserved against in column three of the Closing Balance Sheet (including the notes thereto, if any) and (ii) liabilities incurred in the ordinary course of business since the Balance Sheet Date and that are not (individually or in the aggregate) material to the Acquired Company.

(b)           (i) The Acquired Company holds all right, title and interest in the Retained Assets, (ii) holds no right, title or interest in any assets other than the Retained Assets, and (iii) has no liabilities other than the Retained Liabilities.

(c)           As a result of the consummation of the transactions contemplated hereby, Purchaser and its Affiliates shall hold all right, title and interest in the Retained Assets, which constitute all assets, tangible and intangible, real and personal, currently used in connection with the current operation of the Business.

3.7          Absence of Changes.  Except as disclosed in Schedule 3.7, since September 30, 2008, there has not been any transaction or occurrence in which the Acquired Company, in connection with the Business, has:

(a)           suffered any material damage, destruction or loss;

(b)           disposed of or permitted to lapse any material right to the use of any Retained Assets;

(c)           made or entered into a commitment to make any material capital expenditure on behalf of the Acquired Company;

(d)           terminated or materially amended any Material Contract or lease to which the Acquired Company is a party, other than in the ordinary course of business; or

(e)           agreed, so as to legally bind Purchaser or the Acquired Company, whether in writing or otherwise, to take any of the actions set forth in this Section 3.7 and not otherwise permitted by this Agreement.

3.8	Contracts.

(a)           Schedule 3.8(a) sets forth a true and complete list of each Contract (the “Material Contracts”), including each Assigned Contract, that relates to the Business and is not an Excluded Contract, and any Contract with respect to a period following the Closing Date (i) that provides for aggregate payments to or from the Acquired Company in excess of $100,000 per contract year; (ii) that is an employment or severance Contract; (iii) that contains restrictions with respect to payment of dividends or any other distributions in respect of the capital stock or other equity interests of the Acquired Company; (iv) that guarantees any indebtedness or obligation of any Person; (v) that limits the ability of the Acquired Company to engage freely in any line of business in any geographic area or to compete with any Person; (vi) under which the Acquired Company has borrowed or loaned money, or that is a mortgage, note, bond, indenture or other evidence of indebtedness (excluding advances, deposits, trade payable in the ordinary course of business, and leases for telephones, copy machines, facsimile machines and other office equipment); (vii) that establishes any joint venture, partnership or other similar joint ownership entity or arrangement; (viii) with respect to the management of the Acquired Company; (ix) that is a consent decree of any Governmental Authority to which the Acquired Company is bound; (x) that (A) grants or acquires any right to use any Intellectual Property (other than Contracts granting rights to use readily available commercial software available to consumers for a combined license and maintenance fee or subject to “shrink wrap” or “click through” license agreements) or (B) restricts the right of the Acquired Company or permits any third Person to use any Intellectual Property; or (xi) that is an agreement between Seller and the Acquired Company, or their respective officers or directors.  Copies of all Material Contracts have been made available to Purchaser.

(b)           Each Material Contract is valid, binding and enforceable against the Acquired Company and, to Seller’s Knowledge, against the other party to such Material Contract, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general application relating to or affecting creditors’ rights and to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing, and Seller or the Acquired Company has duly performed in all respects its obligations under each Material Contract to which it is a party (to the extent that such obligations to perform have arisen).

(c)           Neither Seller nor the Acquired Company is in breach or default (nor would there be a breach or default with notice or lapse of time or both as a result of events that have occurred) under any Material Contract.

3.9          Real Property.  Schedule 3.9(a) sets forth the addresses for all Real Property leased by the Acquired Company or used in connection with the operation of the Business.  Except as set forth on Schedule 3.9(a), all title, interest and other rights with respect to Real Property are held by the Acquired Company, which holds good and valid leasehold title, thereto, subject only to Permitted Encumbrances.  The Acquired Company owns no Real Property.

3.10        Personal Property.  Except as set forth on Schedule 3.10, the Acquired Company is in possession of and, except for Permitted Encumbrances, has good title to, or valid leasehold interests in or valid rights under contract to use, all of the personal property used in the conduct of the Business as presently conducted, including anesthetic vaporizers in the field or held as inventory.  Except as set forth on Schedule 3.10, no outstanding rights, agreements or other commitments currently exist (including purchase options, rights of first refusal or rights of first offers) that give any Person a right to require the Acquired Company to sell or transfer to a third party any material interests in the personal property owned by it.  All personal property used by Seller or its Affiliates in the conduct of the Business is in good working condition, ordinary wear and tear excepted.  All inventory of the Acquired Company that is reflected on the Closing Balance Sheet or on the accounting records of the Company consists of a quality and quantity usable in the ordinary course of business, ordinary wear and tear excepted and if installed, subject to the use and control of the customer.

3.11        Employees; Labor Matters; Employee Benefit Plans; ERISA.  The Acquired Company is not party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization.  Except as set forth on Schedule 3.8(a), the employment relationship of any and all employees of the Acquired Company is at will and is not subject to a Contract or other written employment agreement.  The Acquired Company does not sponsor, adopt, maintain or participate in any Company Plan, and the Acquired Company has no liability with respect to any Company Plan.  Except as disclosed in Schedule 3.11, since January 1, 2002, none of the Company Plans and no other plan or arrangement sponsored by, contributed to or maintained by Seller, any Acquired Company or any Controlled Group Member has been subject to Section 412 of the Code, Section 302 of ERISA and/or Title IV of ERISA or that is a Multiemployer Plan.

3.12        Taxes.

(a)           Except as set forth in Schedule 3.12(a), (i) the Acquired Company has duly filed or caused to be filed, in a timely manner (taking into account all extensions of due dates) with the appropriate Governmental Authorities all Tax Returns which are required to be filed by the Acquired Company, (ii) all such Tax Returns are true, correct and complete in all material respects, (iii) all Taxes due and owing by, or required to be withheld by or with respect to, the Acquired Company (whether or not shown on any Tax Return) have been timely paid or timely withheld and paid and (iv) there are no Encumbrances on any of the assets of the Acquired Company with respect to Taxes, other than Permitted Encumbrances.

(b)           Except as set forth in Schedule 3.12(b), (i) no deficiencies for Taxes have been claimed, proposed or assessed by any Governmental Authority for which the Acquired Company may have any liability, (ii) there are no pending or, to the Seller’s Knowledge, threatened audits, investigations or claims for or relating to any liability in respect of Taxes for which the Acquired Company may have any liability, (iii) there are no matters presently pending, or to Seller’s Knowledge, under discussion by Seller or the Acquired Company with any Governmental Authorities with respect to Taxes that may result in an additional amount of Taxes for which the Acquired Company may have any liability and (iv) no jurisdiction in which the Acquired Company does not file a Tax Return has made a claim in writing that the Acquired Company is required to file a Tax Return for such jurisdiction, and Seller has no Knowledge that any such jurisdiction has otherwise made any such claim.

(c)           The Acquired Company has complied with all material applicable Laws relating to the payment and withholding of Taxes (including, but not limited to, withholding in connection with payments to employees, independent contractors, creditors, stockholders, partners or other third parties) and has, within the time and manner prescribed by Law, withheld and paid over to the proper Governmental Authorities all amounts required to be withheld and paid over under all applicable Laws.

(d)           Seller Affiliated Group has filed all Tax Returns that it was required to file for each taxable period during which the Acquired Company was a member of the group.  All such Tax Returns were correct and complete in all material respects.  All Taxes owed by Seller Affiliated Group (whether or not shown on any Tax Return) have been paid for each taxable period during which the Acquired Company was a member of the group.  To the Knowledge of Seller, no Governmental Authority is expected to assess any additional Taxes against Seller Affiliated Group for any taxable period during which the Acquired Company was a member of the group.  There is no dispute or claim concerning any Tax liability of Seller Affiliated Group for any taxable period during which the Acquired Company was a member of the group either (A) claimed or raised by any Governmental Authority in writing or (B) as to which Seller has Knowledge.

3.13        Intellectual Property.  The Acquired Company owns or has the right to use all patents, trademarks, trade names, service marks, trade secrets, copyrights, software and other intellectual property rights and licenses as are necessary to conduct the Business as currently conducted (the “Intellectual Property”).  To the Knowledge of Seller, no infringement exists by the Acquired Company on the intellectual property rights of any other Person that results in any way from the operation of the Business.  To Seller’s Knowledge, there is no infringing use by any other Person of any of the Intellectual Property owned or used by the Acquired Company.  Notwithstanding anything herein to the contrary, solely in the event of the closing of the merger of Minrad International, Inc. with an Affiliate of Purchaser, the foregoing representation shall not be deemed to include any Intellectual Property owned by, licensed to or from, or by which a right has been granted to or from, Minrad International, Inc. or its Affiliates.

3.14        Permits; Compliance with Law.  True and complete copies of all Permits issued or granted by a Governmental Authority and owned or validly held by or issued to the Acquired Company in connection with the current operation of the Business have been provided or made available to Purchaser.  Except as described on Schedule 3.14, such Permits constitute all Permits necessary for the conduct of the Business as currently conducted.  Except as would not have a material adverse effect on the Business or financial condition of the Acquired Company taken as a whole, the Acquired Company and the Business are in compliance with all Permits and all Laws.  Neither Seller nor the Acquired Company, nor any of their respective directors, officers, agents or employees, has engaged in any conduct that would reasonably be expected to result in any material violation of any Law.  Except as disclosed on Schedule 3.14, neither Seller nor the Acquired Company has received any written notification, correspondence or any other written communication from any Governmental Authority of potential or actual material non-compliance by, or liability of, the Acquired Company under any Law.

3.15        [Reserved].

3.16        Legal Proceedings, Court Orders.  Schedule 3.16 contains an accurate list of all pending litigation and Court Orders with respect to the Business or the Acquired Company.  Other than as set forth in Schedule 3.16, to Seller’s Knowledge, there are no actions, suits, proceedings, audits or investigations pending or threatened against Seller or any of its Affiliates with respect to the Business or the Acquired Company.

3.17        Customers and Suppliers.  Schedule 3.17 hereto sets forth the five (5) largest suppliers and five (5) largest customers of the Business as of the date hereof.

3.18        Statements and Other Documents Not Misleading.  Neither this Agreement, including all exhibits and schedules hereto, nor the other documents and agreements contemplated hereby or required to be delivered by the Acquired Company or Seller contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated in order to make such statement, document or other instrument not misleading.  No other documents or instruments heretofore or hereafter furnished by the Acquired Company or  Seller to Purchaser in connection with the transactions contemplated hereby contains or will contain any such untrue statement or omission of a material fact.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as follows:

4.1          Organization.  Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

4.2	Corporate Authorization.

(a)           The execution, delivery and performance by Purchaser of this Agreement and the other agreements to be entered into by Purchaser pursuant to this Agreement, and the consummation by Purchaser of the transactions contemplated hereby and thereby are within Purchaser’s corporate powers, are not in contravention of the terms of Purchaser’s Constituent Documents, and have been duly authorized and approved by the board of directors of Purchaser.  No other corporate proceedings on the part of Purchaser are necessary to authorize Purchaser’s execution, delivery and performance of this Agreement or the other agreements to be entered into by Purchaser pursuant to this Agreement.

(b)           This Agreement has been duly and validly executed and delivered by Purchaser, and as of the Closing Date, the other agreements to be entered into by Purchaser pursuant to the terms of this Agreement will have been duly and validly executed and delivered by Purchaser.  This Agreement constitutes, and upon their execution and delivery, such other agreements will constitute, the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms (assuming the valid authorization, execution and delivery hereof and thereof by Seller, the Acquired Company and any other unaffiliated entity that is a party thereto), subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general application relating to or affecting creditors’ rights and to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing.

4.3           No Conflicting Agreements; Consents.  Neither the execution and delivery of this Agreement nor any of the other agreements to be entered into by Purchaser pursuant to this Agreement nor the consummation of any of the transactions contemplated hereby or thereby will:

(a)           violate, conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default under (i) the Constituent Documents of Purchaser, (ii) any material agreement, lease, sublease, license, sublicense, promissory note, evidence of indebtedness or other contract (whether written or oral) to which assets of Purchaser are a party or by which Purchaser is bound, except such violations, conflicts, breaches or defaults which would not materially impair the ability of Purchaser to perform its obligations hereunder or under the other agreements contemplated hereby to be entered into by Purchaser or would not prevent the consummation of the transactions contemplated hereby or thereby, (iii) any Court Order to which Purchaser is a party or by which Purchaser is bound or (iv) any material requirements of Law affecting Purchaser, except such violations, conflicts, breaches or defaults of such requirements of Laws which would not materially impair the ability of Purchaser to perform its obligations hereunder or under the other agreements contemplated hereby to be entered into by Purchaser or which would not prevent the consummation of the transactions contemplated hereby or thereby; or

(b)           require a permit, approval, consent or authorization from, or the making by Purchaser of any declaration, filing or registration with, any Governmental Authority, except as provided in Section 6.1 and except for such approvals, consents, authorizations, declarations, filings or registrations, the failure of which to be obtained or made would not materially impair the ability of Purchaser to perform its obligations hereunder or under the other agreements contemplated hereby to be entered into by Purchaser or prevent the consummation of the transactions contemplated hereby or thereby.

4.4          Legal Proceedings, etc.  There are no material actions, suits or proceedings pending or, to Purchaser’s Knowledge, threatened against Purchaser that would materially impair the ability of Purchaser to perform its obligations hereunder or under the other agreements contemplated hereby to be entered into by Purchaser or could reasonably be expected to delay or prevent the consummation of the transactions contemplated hereby or thereby.

4.5          [Reserved.]

4.6          Solvency.  At the Closing Date, Purchaser will be solvent and able to pay its debts as they become due and will not become insolvent or otherwise unable to pay its debts as they become due as a result of the consummation of the transactions contemplated by this Agreement.

4.7	Investment Representations.

(a)           Purchaser is acquiring the Shares for its own account and not with a view to the distribution thereof in contravention of the Securities Act.

(b)           In proceeding with the transactions contemplated hereby, Purchaser is not relying upon any representation or warranty of Seller, Acquired Company or any of their officers, directors, employees, agents or representatives thereof, except the representations and warranties set forth herein.

(c)           Purchaser has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of purchasing the Shares and to understand the risks of, and other considerations relating to, its purchase of the Shares.

(d)           Purchaser is aware that upon closing, (i) the Shares will not have been registered under the Securities Act or any state’s securities Laws, and (ii) no securities issued by the Acquired Company will be subject to the reporting requirements of the Exchange Act.  Purchaser further understands that any certificates representing the Shares will include an appropriate legend to the effect that such securities have not been registered under the Securities Act or any state’s securities Laws and that such securities may not be sold or transferred except in compliance with the Securities Act and applicable state securities Laws.

ARTICLE V
COVENANTS OF SELLER

5.1          Non-Competition.

(a)           In consideration for the benefits Seller will receive in connection with the transactions contemplated herein, which benefits Seller hereby acknowledges, and as further consideration for, and as a condition to, the transactions contemplated hereby, and in order that Purchaser shall receive and be able to maintain the benefit of the goodwill, trade secrets and confidential information which Seller enjoys and has enjoyed in connection with its ownership and operation of the Acquired Company, and recognizing that the covenants contained herein are not severable from such goodwill and are granted to Purchaser in order to protect the same, and in order to otherwise protect the legitimate business interests of Purchaser, Seller covenants and agrees that on behalf of itself and each of its Affiliates:

(i)           for a period commencing as of the Closing Date and continuing thereafter for a period of two (2) years, Seller will not, directly or indirectly, operate, control, develop or own any interest (other than the ownership of less than five (5%) percent of the equity securities of a publicly traded company) or otherwise participate in any business that has activities relating to ownership of, the management or operation of, or consultation regarding the manufacturing, distribution or marketing of generic inhalation anesthetics for use in connection with human and veterinary procedures, in each State where the Acquired Company currently has operations (the “Territory”); and

(ii)           Seller will not, directly or indirectly, for the purpose of any business or product competitive with the manufacture, marketing or sale of generic inhalation anesthetics for use in connection with human and veterinary procedures (A) interfere with, solicit, disrupt or attempt to disrupt any past, present or prospective relationship, contractual or otherwise, between Purchaser, the Acquired Company or their Affiliates, on one hand, and any customer, supplier (or other person obtaining goods or services from, or providing goods or services to, the business of the Acquired Company) or employee of Purchaser, the Acquired Company or their Affiliates (except as otherwise provided by applicable Law), on the other hand, or (B) solicit any past, present or prospective employee (including all officers and managers, all regional managers and all general managers) of Purchaser, the Acquired Company or their Affiliates to leave his or her employment with Purchaser, the Acquired Company or their Affiliates.

The activities described in clauses (i) and (ii) above are collectively referred to as the “Prohibited Activities.”  The parties acknowledge that the Territory (with respect to clause (i) above) and Prohibited Activities substantially cover the geography and activities that comprise the market in which the Acquired Company conducts its operations and affairs.

(b)          The Seller hereby acknowledges that its agreements not to engage in the Prohibited Activities are manifestly reasonable upon their face and that they are reasonable as to time and no greater than is required for the reasonable protection of Purchaser in light of the substantial harm that Purchaser would suffer should the Seller breach any of the provisions of this Section 5.1.  The Seller further agrees that the nature, kind and character of the Prohibited Activities are reasonably necessary to protect the interests of Purchaser.

(c)           If a judicial determination is made that any of the provisions of this Section 5.1 constitute an unreasonable or otherwise unenforceable restriction against the Seller, the provisions of this Section 5.1 shall be rendered void only to the extent that such judicial determination finds such provisions to be unreasonable or otherwise unenforceable and only with respect to Seller.  Any judicial authority construing this Section 5.1 shall be empowered to sever any portion of the Territory or Prohibited Activities from the coverage of this Agreement and to apply the provisions of this Section 5.1 to the remaining portion of the Territory or the remaining activities not so severed by such judicial authority.

(d)          Seller agrees that any violation of this Section 5.1 will result in irreparable injury to Purchaser, that a remedy at law for any breach or threatened breach of the covenants contained herein will be inadequate and that in the event of any such breach, Purchaser, in addition to any other remedies or damages available to Purchaser at law or in equity, shall be entitled to temporary injunctive relief before trial from any court of competent jurisdiction as a matter of course and to permanent injunctive relief without the necessity of proving actual damages or securing or posting any bond.  In the event of any breach of this Section 5.1 and in addition to an injunction, Purchaser shall also be entitled to recover the amount of fees and other compensation earned by the Seller as a result of any such breach, plus any other damages a court of competent jurisdiction may find appropriate.  The time period set forth in this Section 5.1 shall be tolled and suspended for a period of time equal to the aggregate quantity of time during which the Seller violates such prohibitions in any respect.

ARTICLE VI
COVENANTS OF THE PARTIES

6.1          Regulatory Approvals.  Purchaser will or will cause its Affiliate to (a) use commercially reasonable efforts to obtain, as promptly as practicable, all Permits, approvals, authorizations and clearances of Governmental Authorities necessary or desirable for the conduct of the Business by the Acquired Company following the Closing Date and shall make the filings and declarations with Governmental Authorities required therefor at Purchaser’s sole cost and expense, including filing applications for the licenses described on Schedule 6.1 within 90 days following the Closing Date and (b) provide such information and communications to applicable Governmental Authorities as is necessary in connection with the foregoing.  Seller will cooperate with the Purchaser to obtain all Permits, approvals, authorizations and clearances of Governmental Authorities listed in Schedule 6.1, but shall not be required to undertake any expense or obligation in connection therewith unless reimbursed by Purchaser.

6.2          Post-Closing Access. Purchaser and Seller acknowledge that, subsequent to the Closing Date, Purchaser and Seller may each need access to information, documents or computer data in the control or possession of the other (or their respective Affiliates), and Seller may need access to the assets of the Acquired Company for purposes of concluding the transactions contemplated herein and for audits, investigations, compliance with governmental requirements, regulations and requests, preparation of Tax Returns and filings and the prosecution or defense of third party claims.  Purchaser agrees that it will make available to Seller and shall cause the Acquired Company to make available to Seller, its Affiliates and their respective representatives, agents and independent auditors such documents and information as may be in the possession of Purchaser and its Affiliates relating to periods prior to the Closing Date and will permit Seller, its Affiliates and their respective representatives, agents and independent auditors to make copies of such documents and information during business hours upon reasonable prior notice to Purchaser.  Seller agrees that Seller will make available to Purchaser, its Affiliates and their respective representatives, agents and independent auditors such documents and information as may be in the possession of Seller and its Affiliates relating to periods prior to the Closing Date and will permit Purchaser, its Affiliates and their respective representatives, agents and independent auditors to make copies of such documents and information.  Purchaser agrees to retain all documents related to the Business for a minimum of three (3) years following the Closing Date.

6.3          Employee Matters.  Seller and the Acquired Company shall have taken all necessary and appropriate actions, to be effective prior to or at the Closing Date, to (i) transfer employment of all employees of the Acquired Company to another affiliate of Seller, other than those employees identified on Schedule 6.3, without having incurred a termination of employment or separation from service, and (ii) transfer all obligations under any Contract or employment agreement from the Acquired Company to another affiliate of Seller other than for those employees identified on Schedule 6.3.  Notwithstanding anything herein to the contrary, the Sellers and the Acquired Company shall take all necessary and appropriate actions to amend, merge, terminate or otherwise transfer the sponsorship of all Company Plans before the Closing Date to Seller or another affiliate of Seller.

6.4          Tax Matters.

(a)          Payment of Taxes.

(i)           Seller shall prepare and file, or cause to be prepared and filed, all Tax Returns of or which include the Acquired Company (including any amendments thereto) with respect to any taxable period ending at or prior to the Closing Date (a “Pre-Closing Period”).  Seller shall provide Purchaser with copies of all such Tax Returns at least ten (10) days prior to the due date for the filing of such Tax Returns (including any extension thereof) for its review and comment.  Notwithstanding anything to the contrary in this Agreement, Seller shall pay any and all Taxes imposed on or with respect to the Acquired Company for a Pre-Closing Period (including any and all Taxes imposed on the Acquired Company as a result of having been a member of the Seller Affiliated Group).  Purchaser shall prepare and file, or cause to be prepared and filed, all Tax Returns of or which include the Acquired Company and shall pay all Taxes of the Acquired Company for all taxable periods other than a Pre-Closing Period, except to the extent provided in paragraph (ii) below.

(ii)          For purposes of the immediately preceding paragraph (i) and this paragraph (ii), if the taxable period of the Acquired Company that includes the Closing Date does not terminate on the Closing Date (a “Straddle Period”), the parties hereto will, to the extent permitted by applicable Law, elect with the relevant Governmental Authority to treat a portion of any such Straddle Period as a short taxable period ending as of the Closing Date and such short taxable period shall be treated as a Pre-Closing Period for purposes of this Agreement.  In any case where applicable Law does not permit such an election to be made then, for purposes of this Agreement, Taxes with respect to the Acquired Company for the Straddle Period shall be allocated to the Pre-Closing Period using an interim closing-of-the-books method that complies with Treas. Reg. Section 1.1502-76(b)(2)(i) (assuming that such taxable period ended on the Closing Date) and treating such period as a Pre-Closing Period for purposes of this Agreement, except that (A) exemptions, allowances or deductions that are calculated on an annual basis (such as the deduction for depreciation) shall be apportioned on a per diem basis, and (B) in the case of any Taxes not based on income, gain or receipts or specific purchases or sales, the portion of the Tax attributable to the Pre-Closing Period shall equal the Taxes for the entire Straddle Period, multiplied by a fraction the numerator of which is the total number of days in the Straddle Period through the Closing Date and the denominator of which is the total number of days in the Straddle Period.   In the case of any Straddle Period described in the preceding sentence, Purchaser shall provide Seller and its authorized representatives with copies of the completed Tax Return for such period and a statement certifying the amount of Taxes shown on such Tax Return that are chargeable to Seller (the “Tax Statement”) at least twenty (20) days prior to the due date for the filing of such Tax Return (including any extension thereof), and Seller and its authorized representatives shall have the right to review and comment on, at Seller’s expense, each such Tax Return and Tax Statement prior to the timely filing of such Tax Return.

(iii)         For all taxable periods of the Acquired Company ending on or before the Closing Date, Seller shall cause the Acquired Company to join in Seller’s consolidated federal income Tax Return. Seller shall include the income of the Acquired Company (including any deferred items triggered into income by Treasury Regulation Section 1.1502-13 and any excess loss account taken into income under Treasury Regulation Section 1.1502-19) on Seller’s consolidated federal income Tax Returns for all periods through the Closing Date and pay any Taxes attributable to such income. Such Tax Returns shall be prepared and filed in a manner consistent with prior practice, except as required by a change in applicable Laws.  Purchaser shall have the right to review and comment on any such Tax Returns prepared by Seller.  The consolidated federal income Tax Returns that include the Acquired Company for its taxable period that ends on the Closing Date and its taxable period that begins the day after the Closing Date shall be prepared in accordance with Treasury Regulations Section 1.1502-76(b)(1)(ii)(A). Purchaser and Seller further agree that the Acquired Company shall become a member of the federal income consolidated tax group of which Purchaser is the common parent on the day after the Closing Date. To the extent applicable, any state or local income Tax Returns shall be prepared in accordance with provisions comparable to Treasury Regulations Section 1.1502-76(b)(1)(ii)(A) under state or local Law.

(b)          Cooperation.  Following the Closing, Seller, on the one hand, and Purchaser and the Acquired Company, on the other hand, agree to furnish or cause to be furnished to each other or their respective representatives, upon request, as promptly as practicable, such information and assistance (including access to Books and Records) relating to the Acquired Company as is reasonably necessary for the preparation of any Tax Return, claim for refund, audit or similar matter, the prosecution or defense of any claim, suit or proceeding relating to any Taxes of the Acquired Company.  If Seller and Purchaser disagree as to the matters governed by this Section 6.4, Seller and Purchaser shall promptly consult with each other in an effort to resolve such dispute.  If any such disagreement cannot be resolved within thirty (30) days after either party asserts in writing that such dispute cannot be resolved, the Selected Accounting Firm shall act as an arbitrator to resolve such disagreement.  The Selected Accounting Firm’s determination shall be binding and conclusive, and any expenses relating to the engagement of such Selected Accounting firm shall be shared equally by Seller and Purchaser.

(c)          Termination of Existing Tax Sharing Agreements.  All tax sharing agreements or similar arrangements with respect to or involving the Acquired Company shall be terminated effective as of the Closing Date without any liability to the Acquired Company.

(d)          Section 338 Election.  At Purchaser’s option, Seller will join with Purchaser in making an election under Section 338(h)(10) of the Code, and any corresponding elections under state, local or foreign tax law (collectively, a “Section 338 Election”), with respect to the purchase and sale of the Shares pursuant hereto.  If the Section 338 Election is made, Seller and Purchaser and their respective Affiliates shall report the sale of the Shares pursuant to this Agreement consistent with the Section 338 Election and shall take no position contrary thereto in any Tax Return.  If the Section 338 Election is made and IRS Form 8023 is filed with the Internal Revenue Service (“IRS”), Purchaser shall pay to Seller the amount of additional consideration necessary to cause Seller’s after-Tax net proceeds from the sale of the Shares with the Section 338 Election to be equal to the after-Tax net proceeds that Seller would have received had the Section 338 Election not been made, taking into account all appropriate state, federal and local Tax implications (the “Tax Adjustment”).  Seller and Purchaser shall cooperate in computing the amount of such Tax Adjustment after the parties have agreed to the allocation of the Purchase Price.

(e)          Refunds and Carrybacks.  Any and all refunds of Taxes relating to the Acquired Company for any period ending prior to the Closing Date shall be retained by Seller and for the account of Seller, and Purchaser shall pay over to Seller any such refund within twenty (20) days after receipt by Purchaser or the Acquired Company of any such amount.  Notwithstanding the foregoing, Seller shall pay to Purchaser any Tax refund (or reduction in Tax liability) resulting from a carryback of a net operating loss or other Tax attribute of the Acquired Company that accrues following the Closing, and is carried back into the Seller’s consolidated Tax Return, when such refund (or reduction) is received or realized by Seller Affiliated Group.

(f)           NOLs.  At Purchaser’s option, Seller shall timely file an election under Treasury Regulations Section 1.1502-95(f), and any corresponding elections under state, local or foreign tax law (collectively, a “Section 1.1502-95 Election”), to apportion all of the Seller Affiliated Group’s annual consolidated Code Section 382 limitation, if any, to the Acquired Company.  If the Section 1.1502-95 Election is made, Seller and Purchaser shall cause the Acquired Company to join with Seller in making such Section 1.1502-95 Election.

ARTICLE VII
INDEMNIFICATION

7.1          Survival.  Except as otherwise provided in this Article VII, (a) each representation and warranty contained in Articles III and IV shall survive the closing for one (1) year after the Closing Date, and (b) covenants in this Agreement shall survive the closing.  The period from the date hereof until the last date on which a representation, warranty, covenant or other obligation survives pursuant to this Section 7.1 shall be known as the “Survival Period.”

7.2          Indemnification by Seller.  Subject to the provisions of this Article VII, Seller shall indemnify and hold harmless Purchaser, any Affiliate of Purchaser, and their respective officers, directors, stockholders, employees, agents and representatives (each, a “Purchaser Indemnitee”) from and after the Closing Date, from and against any Damages actually incurred by such Purchaser Indemnitee as a result of:

(a)           the Excluded Assets and Excluded Liabilities;

(b)           any breach, misrepresentation, or inaccuracy in any of the representations and warranties made herein by Seller;

(c)           any breach of any of the covenants or agreements made herein by Seller;

(d)           any Claims relating to the operations of the Acquired Company prior to the Closing Date; and

(e)           any Claims relating to or arising out of the Series A Preferred Stock of the Acquired Company, par value $0.01 per share, including any Liabilities accruing, arising out of, or relating to the First Amended and Restated Conversion Agreement, dated as of April 26, 2007, by and among the Acquired Company and each of the persons who were holders of such Series A Preferred Stock.

7.3          Indemnification by Purchaser.  Purchaser shall indemnify and hold harmless Seller, any Affiliate of Seller, and their respective officers, directors, stockholders, employees, agents and representatives (each a “Seller Indemnitee”) from and after the Closing Date from and against any Damages actually incurred by such Seller Indemnitee as a result of:

(a)           any breach, misrepresentation, or inaccuracy in any of the representations and warranties made herein by Purchaser;

(b)           any breach of any of the covenants or agreements made herein by Purchaser; and

(c)           any Claims relating to the operations of the Acquired Company after the Closing Date; provided that nothing herein shall relieve Seller of its indemnification obligations pursuant to Section 7.2.

7.4	Limitations on Claims.

(a)          Notwithstanding anything in this Article VII to the contrary, the rights of the parties to be indemnified and held harmless under this Agreement shall be limited as follows:

(i)           no claims for indemnity by a Purchaser Indemnitee pursuant to Section 7.2(b) shall be made unless and until the aggregate of all Claims exceeds $200,000, in which case Seller shall be obligated to indemnify, defend and hold harmless the Purchaser Indemnitee for all Damages;

(ii)           the maximum aggregate liability of Seller for Claims pursuant to Section 7.2(a)-(d) shall be limited to $1 million;

(iii)           the maximum aggregate liability of Purchaser for Claims pursuant to Section 7.3(a) and (b) shall be limited to $1 million; and

(iv)           no claims for indemnity pursuant to Section 7.2(a)-(d) shall first be made by any party after the first anniversary of the Closing Date.

(b)          The liability of a party with respect to any claim for indemnity by an Indemnitee pursuant to this Article VII shall be offset dollar for dollar by (i) any insurance proceeds actually received and retained by such Indemnitee after the Closing Date in respect of the Damages involved, and (ii) any other recovery made by such Indemnitee from any third party on account of the Damages involved.

(c)          The parties’ right to indemnification will not be affected or limited by any investigation conducted by or on behalf of such party, any preparation of compilation by such party of schedules to this Agreement or any knowledge acquired (or capable of being acquired) at any time.

(d)          For purposes of calculating the amount of Damages to which a party is entitled under this Article VII (but not for determining whether a representation or warranty has been breached), the terms “material,” “materiality,” and other qualifiers, modifiers or limitations (including qualifiers as to “Knowledge”) shall be disregarded.

 (e)          In the event of payment of any Claim, the Indemnifying Party (as defined below) shall be subrogated to any and all claims and causes of action of the Indemnitee (as defined below) and shall have the right to seek and retain the proceeds of any and all actions in furtherance thereof.

7.5	Claims Procedures.

(a)          If a party seeks indemnification for Damages hereunder, the party seeking indemnification (the “Indemnitee”) shall promptly notify the party from whom indemnification is sought (the “Indemnifying Party”) in writing of the existence and nature of such Damages (a “Claim”), and shall include in the Claim a reasonably detailed description of all related claims, demands, actions or proceedings, if any, out of which the Damages arise; provided, however, that so long as a Claim is delivered within the applicable Survival Period, failure or delay by the Indemnitee to deliver a Claim in compliance with this provision shall only reduce the obligation of the Indemnifying Party to the extent that such failure impairs the Indemnifying Party’s ability to defend the claim or mitigate Damages, in which case the Indemnifying Party shall have no obligation to indemnify the Indemnitee to the extent of Damages caused by such failure.

(b)          In the event of a Claim related to a claim by a third party, the Indemnifying Party may elect to retain counsel of its choice to represent the Indemnitee in connection with such Claim and shall pay the fees, charges and disbursements of such counsel.  The Indemnitee may participate, at its own expense and through legal counsel of its choice, provided that (i) the Indemnifying Party may elect to control the defense of the Indemnitee in connection with such Claim and (ii) the Indemnitee and their counsel shall cooperate with the Indemnifying Party and its counsel in connection with such Claim.  The Indemnifying Party shall not settle any such proceeding without the relevant Indemnitees’ prior written consent (which shall not be unreasonably withheld), unless  the terms of such settlement provide for no relief other than the payment of monetary damages.  Notwithstanding the foregoing, if the Indemnifying Party elects not to retain counsel and assume control of such defense or if both the Indemnifying Party and any Indemnified Party are parties to or subjects of such proceeding and conflicts of interests exist between the Indemnifying Party and such Indemnitee, then the Indemnitee shall retain counsel reasonably acceptable to the Indemnifying Party in connection with such proceeding and assume control of the defense in connection therewith, and the fees, charges and disbursements of no more than one such counsel per jurisdiction selected by the Indemnitee shall be reimbursed by the Indemnifying Party.

(c)           If the Indemnifying Party shall, within a reasonable time after said notice, fail to defend, the Indemnitee shall have the right, but not the obligation, and without waiving any rights against the Indemnifying Party, to undertake the defense of, and with the consent of the Indemnifying Party (such consent not to be withheld unreasonably), to compromise or settle the Claim on behalf, for the account, and at the risk and expense, of the Indemnifying Party and shall be entitled to collect the amount of any settlement or judgment or decree and all costs and expenses (including reasonable attorneys’ fees) in connection therewith from the Indemnifying Party.  Under no circumstances will the Indemnifying Party have any liability in connection with any settlement of any proceeding that is entered into without its prior written consent (which shall not be unreasonably withheld).  Except as provided in this Section 7.5(c), the Indemnitee shall not compromise or settle any Claim.

(d)           From and after the delivery of a Claim, at the reasonable request of the Indemnifying Party, each Indemnitee shall grant the Indemnifying Party and its counsel, experts and representatives full access, during normal business hours, to the books, records, personnel and properties of the Indemnitee to the extent reasonably related to the Claim at no cost to the Indemnifying Party.

(e)           If the Indemnitee or its Affiliates subsequently recover all or part of a third-party claim from any other Person legally obligated to pay the claim, the Indemnitee shall repay to the Indemnifying Party the amounts recovered up to an amount not exceeding the payment made by the Indemnifying Party to the Indemnitee by way of indemnity.

7.6          Investigations.  The respective representations and warranties of the parties contained in this Agreement and the rights to indemnification set forth in Article VII shall not be deemed waived or otherwise affected by any investigation made, or knowledge acquired, by a party.

7.7          Reserved.

7.8          Tax Indemnification.

(a)           Seller shall indemnify, defend and hold each Purchaser Indemnitee and the Acquired Company harmless from and against any and all Damages for: (i) Taxes of or imposed upon the Acquired Company with respect to any Pre-Closing Periods, and for any Straddle Periods but only with respect to the portion of such Straddle Period ending on the Closing Date and as determined in the manner provided in Section 6.4 of this Agreement; (ii) Taxes imposed on the Acquired Company under Treas. Reg. Section 1.1502-6 (and corresponding provisions of state, local, or foreign Law) as a result of having been a member of any federal, state, local or foreign consolidated, unitary, combined or similar group for any taxable period ending on or before, or that includes, the Closing Date, or as a transferee or successor, pursuant to any tax indemnification or sharing agreement, or similar contract or arrangement, or otherwise; (iii) any breach by Seller or its Affiliates of any of the covenants and obligations contained in Section 6.4 of this Agreement; (iv) the breach or inaccuracy of the representations and warranties set forth in Section 3.12 of this Agreement; and (v) Taxes imposed on or related or attributable to the Excluded Assets or the Reorganization.

(b)           Purchaser shall indemnify, defend and hold each Seller Indemnitee harmless from and against any and all Damages for: (i) Taxes of or imposed upon the Acquired Company with respect to any taxable period beginning after the Closing Date, and for any Straddle Period but only with respect to the portion of such Straddle Period beginning after the Closing Date and as determined in the manner provided in Section 6.4 of this Agreement; and (ii) any breach by Purchaser of any of the covenants and obligations contained in Sections 6.4(d) and (e) of this Agreement.

(c)           The amount of any Taxes for which indemnification is provided under this Section 7.8 shall not be (A) increased to take account of any net Tax cost incurred by the Indemnitee arising from the receipt of indemnity payments hereunder or (B) reduced to take account of any net Tax benefit realized by the Indemnitee arising from the incurrence or payment of any such Taxes.  Any indemnity payment under this Agreement shall be treated as an adjustment to the Purchase Price for United States federal income tax purposes.

(d)           Any indemnity payment required to be made pursuant to this Section 7.8 shall be paid within 30 days after the Indemnitee makes written demand upon the Indemnifying Party, but in no case earlier than five (5) Business Days prior to the date on which the relevant Taxes are required to be paid to the relevant Governmental Authority (including estimated Tax payments).

(e)           In no event shall the indemnities provided for in this Section 7.8 be subject to the provisions of Section 7.4 of this Agreement.

ARTICLE VIII
NOTICES

8.1          Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, when delivered by reputable overnight courier, or if mailed, five (5) days after being deposited in the United States mail, certified or registered mail, first-class postage prepaid, return receipt requested, to the parties at the following addresses or facsimile numbers:

If to Seller, to:	RxElite, Inc.
1404 North Main
Meridian, Idaho 83642
Attention: President

With a copy to:	Haynes and Boone, LLP
1221 Avenue of the Americas
Suite 2600
New York, New York 10020
Attention: Harvey J. Kesner, Esq.

If to Purchaser, to:	Piramal Healthcare, Inc.
c/o Piramal Enterprises Ltd.
D-Mart Bldg,
Mulund Goregaon Link Road
Mulund (West)
Mumbai 400080
Attention: Madhu Nair

With a copy to:	Waller Lansden Dortch & Davis, LLP
511 Union Street, Suite 2700
Nashville, Tennessee 37219-1760
Attention: L. Hunter Rost, Esq.

Any party from time to time may change its address for the purpose of  receipt of notices to that party by giving a similar notice specifying a new address to the other notice parties listed above in accordance with the provisions of this Section 8.1.

ARTICLE IX
MISCELLANEOUS

9.1           Fees and Expenses.  Except as otherwise provided in this Agreement, Seller shall pay its own expenses (including those expenses of Seller and the Acquired Company in connection with this Agreement and the transactions contemplated hereby incurred prior to the Closing Date) and Purchaser shall pay its own expenses (including those of the Acquired Company in connection with this Agreement and the transactions contemplated hereby incurred after the Closing Date).  Seller and Purchaser each shall pay one-half of all documentary or stamp taxes, if any, relating to the sale and the transactions provided for herein.

9.2           Entire Agreement.  Except for documents and agreements executed pursuant hereto, and the other documents and agreements contemplated hereby, this Agreement supersedes all prior oral discussions and written agreements between the parties with respect to the subject matter of this Agreement (including any term sheet or similar agreement or document relating to the transactions contemplated hereby).  This Agreement, including the Exhibits and Schedules hereto and other documents delivered in connection herewith, contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof.

9.3           Waiver.  Any term or condition of this Agreement may be waived at any time by the party which is entitled to the benefit thereof.  Any such waiver must be in writing and must be duly executed by such party.  A waiver on one occasion shall not be deemed to be a waiver of the same or any other breach, provision or requirement on any other occasion.

9.4           Amendment.  This Agreement may be modified or amended only by a written instrument duly executed by each of the parties hereto.

9.5           Counterparts; Facsimile Signatures.  This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.  Facsimile signatures on this Agreement shall be deemed to be original signatures for all purposes.

9.6           No Third Party Beneficiary.  The terms and provisions of this Agreement are intended solely for the benefit of Seller, Purchaser and their respective Affiliates, successors or assigns, and it is not the intention of the parties to confer third party beneficiary rights upon any other Person.

9.7           Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO A CONTRACT EXECUTED AND PERFORMED IN SUCH STATE. The parties hereto agree that no provisions of this Agreement or any related document shall be construed for or against or interpreted to the advantage or disadvantage of any party hereto by any court or other Governmental Authority by reason of any party’s having or being deemed to have structured or drafted such provision, each party having participated equally in the structuring and drafting hereof.  The parties’ consent to the exclusive jurisdiction in any claim or proceeding relating to this Agreement or any matter involving the parties’ relationship to the United States District Court located in Wilmington, Delaware.

9.8           No Assignment.  Neither this Agreement nor any right hereunder or part hereof may be assigned by any party hereto without the prior written consent of the other party hereto; provided, however, that Purchaser may assign this Agreement to an Affiliate that agrees to be bound by the terms and conditions of this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, including successors by merger or otherwise.

9.9           Severability; Invalid Provisions.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, (a) such provisions will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms and effect to such illegal, invalid or unenforceable provision as may be possible.

9.10         Waiver of Jury Trial.  EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS TO TRIAL BY JURY IN CONNECTION WITH ANY LITIGATION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.11         Further Assurances. On and after the Closing Date, Seller, the Acquired Company and Purchaser will take all appropriate action and execute all documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the provisions hereof, including (i) putting Purchaser in possession and operating control of the Business and the Acquired Company and (ii) putting Seller in possession of and party to all of the Excluded Assets and Excluded Contracts.

9.12         Specific Performance.  The parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy.  Accordingly, the parties agree that, in addition to any other remedies, each party shall be entitled to enforce the terms of this Agreement by decrees of specific performance without the necessity of proving actual damages or posting bond.

9.13         Brokers.  No Person (other than UBS Securities LLC, as financial advisor to Purchaser, and Oppenheimer & Co., Inc., as financial advisor to Seller and the Acquired Company) is entitled to receive any brokerage, finder’s or other fee or commission in connection with this Agreement or the transactions contemplated hereby.

[The following page is the signature page.]

IN WITNESS WHEREOF, the parties have caused this Stock Purchase Agreement to be executed as of the date first above written.

PIRAMAL HEALTHCARE, INC.

By:	/s/ Muraj Rajan
Murari Rajan
President

RXELITE, INC.

By:	/s/ Earl Sullivan
Name: Earl Sullivan
Title: CEO